Exhibit 99.5

EMPLOYEE MEMO

TO:	All Employees

FROM:	Stuart Landesberg, Chief Executive Officer

RE:	Exciting company update!

Hi Team,

Today we are announcing that we’ve taken the first step to become a public company. In partnership with Virgin Group and Sir Richard Branson, we are taking a significant step in our journey to change consumer products to be a massive source of positive change.

We will be going public through a merger with Virgin Group’s VGAC II, a Special Purpose Acquisition Company (SPAC) that is already listed on the New York Stock Exchange (VGII). SPACs are companies formed for the sole purpose of combining with an operating business like ours to help accelerate its growth. It’s essentially an alternative path to going public and raising capital than through a traditional IPO and in this case is one that allows us to add a new, mission aligned partner with Sir Richard Branson + Virgin Group.

After the merger closes, which we expect will happen in late Q1 or early Q2 2022, Grove Collaborative, Inc. will be a wholly owned subsidiary of VGAC II which will change its name to Grove Collaborative Holdings, Inc. At that point, we will be listed on the New York Stock Exchange under the "GROV" ticker symbol.

This is exciting! But, it’s also essential that we remember that today’s announcement is just the first step in the process. There are several things that need to be completed before the transaction closes and we become a public company. While the deal has unanimous approval from Grove and VGII’s boards, we must complete the SEC review process and secure shareholder approval for the transaction. There are teams across the company that have worked hard to set us up for success here and that will continue to execute the transaction.

I know there will be lots of questions, so I will answer a few of them here. You can also read the FAQ doc here.

What does this mean for Grove?

●	It is business as usual. I will continue to be the CEO and lead the business alongside our senior leadership team.

●	Once we complete the merger and become a public company, our push to grow our impact, grow our revenue and improve our profitability will not change. Going public is a step on our journey, it is not the end but in many ways an exciting new beginning!

Why a SPAC vs. a traditional IPO?

●	A few reasons, but the biggest was about answering the question: how do we use the moment of going public to elevate our brand and improve our odds of long term success? There is no question that Virgin, whose mission statement is "Changing business for good," aligns with our long term goals.

Why Virgin?

●	The very first question that Sir Richard asked me was not about our financials, or about making money — it was "how are you going to eliminate plastic by 2025?" This is an organization that understands that success is the result first and foremost of a great mission (and then, of course, exceptional execution from all of you!)

What does this mean for each of us?

●	For now, it’s business as usual. We have arrived at this point through our hard work, creativity and thoughtful dedication to a great mission. We can’t stop in our commitment to make consumer product goods a positive force for human and environmental health. There will be a real change in that we will be doing these things in the public eye, with more eyes on every success and failure. I think we are more than ready for that challenge.

●	We should all feel super proud. Well under 0.1% of companies reach this stage. And well under 1% of publicly traded companies are Public Benefit Corporations. We are continuing to break new ground for what a mission driven business can accomplish. And it is because of all of your hard work - and because of the excellent work that I know we will deliver in the future.

Talk to me about my equity

●	Some of you have traded cash compensation for equity. After we go public there is a customary period where insiders (that's us!) can't sell stock but after that, you'll have the ability to sell your shares should you want to. We'll do a lot of education on this in the coming weeks around employee equity so everyone understands how this will work. If you have questions in the meantime please reach out to futureIPO@grove.co, and our team will be consolidating all questions and answering the themes that surface in a forthcoming all-hands meeting.

●	We are all now insiders, and that means we cannot trade in VGAC II stock, or tell our friends, families, or even strangers anything other than what Grove formally announces.

We will be hosting a special All Hands later today at 9am PT/12pm ET to go through all of this information.

In the meantime, please reference this FAQ document which should answer many of the questions you might have.

As a reminder, if you receive any inquiries from the media, investors or otherwise, please forward details of the inquiry to our VP of Communications, Meika Hollender, at meika@grove.com and do not respond directly.

On a personal note, I also just want to say how proud I am to be your teammate, friend, and a part of this company. Most companies are founded to make money. Grove was created to change the world. And, in our little corner, we are doing it. Our existence and success has and will continue to push the whole industry to reckon more directly with the negative toll CPG exacts on the environment. All these zero-plastic innovations we see -- very few of those would exist without us. Our impact is far larger than our own story. And, I know that we are just getting started.

It calls to mind my favorite quote: Never underestimate the ability of a small group of committed people to change the world. In fact, it is the only thing that ever has. (Margaret Mead)

Any success we’ve had at Grove has been because of the extraordinary people that work at this Company. I’ll close by just saying again what a privilege it is find purpose every day changing the world with you all. Let’s go make it happen!!!

Thanks again. We’ll keep you posted as things progress.

Best,

Stu

P.S. This letter was written in partnership with our friends in legal J

Additional Information and Where to Find It

In connection with the business combination, Virgin Group Acquisition Corp. II (“VGAC II”) intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of VGAC II, and after the registration statement is declared effective, VGAC II will mail a definitive proxy statement/prospectus relating to the business combination to its shareholders. This communication does not contain all the information that should be considered concerning the business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. VGAC II’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the business combination, as these materials will contain important information about Grove Collaborative, Inc. (“Grove”), VGAC II and the business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the business combination will be mailed to shareholders of VGAC II as of a record date to be established for voting on the business combination. Such shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Virgin Group Acquisition Corp. II, 65 Bleecker Street, 6th Floor, New York, New York 10012.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Participants in the Solicitation

VGAC II, Grove and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of VGAC II’s shareholders in connection with the business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of VGAC II’s shareholders in connection with the business combination will be set forth in VGAC II’s registration statement on Form S-4, including a proxy statement/prospectus, when it is filed with the SEC. Investors and security holders may obtain more detailed information regarding the names and interests in the business combination of VGAC II’s directors and officers in VGAC II’s filings with the SEC and such information will also be in the registration statement to be filed with the SEC by VGAC II, which will include the proxy statement/prospectus of VGAC II for the business combination.

Caution Concerning Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our or our management team’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future, including possible business combinations, revenue growth and financial performance, product expansion and services. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements that may be contained in this communication are based on our current expectations and beliefs made by the management of VGAC II and Grove in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on VGAC II and Grove as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting VGAC II or Grove will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including that the VGAC II stockholders will approve the transaction, regulatory approvals, product and service acceptance, and that, Grove will have sufficient capital upon the approval of the transaction to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of VGAC II’s filings with the SEC, and in VGAC II’s current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this communication are made as of the date hereof, based on information available to VGAC II and Grove as of the date hereof, and VGAC II and Grove assume no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.